Exhibit 99.1

FOR IMMEDIATE RELEASE
For More Information:
Ronald L. Thigpen
President and Chief Operating Officer
Southeastern Bank Financial Corp.
706-481-1014

Southeastern Bank Financial Corp. Reports First Quarter
2015 Earnings and Declares Dividend

AUGUSTA, Ga., April 24, 2015 – Southeastern Bank Financial Corp. (OTCQB:SBFC), the holding company for Georgia Bank & Trust Company of Augusta (GB&T), today reported quarterly net income of $4.2 million for the three months ended March 31, 2015, or $0.63 in diluted earnings per share, compared to $3.8 million, or $0.57 in diluted earnings per share, in the first quarter of 2014, an increase of 10.5 percent.

“We are pleased to report a significant increase in earnings over the year-ago period,” said President and Chief Operating Officer Ronald L. Thigpen. “Our net interest income increased based on growth in loans and securities and we experienced an 18 percent increase in mortgage origination volume. Credit costs decreased further as asset quality continued to improve. Our balance sheet grew, as we saw both core loan growth and solid deposit growth. Overall, we continue to perform well reflecting an annualized 0.97 percent return on average assets and an annualized  10.82 percent return on average equity.”

Total assets at March 31, 2015, were $1.8 billion, an increase of $70.6 million from December 31, 2014. Loans outstanding at the end of the first quarter were $988.6 million, an increase of $3.9 million from December 31, 2014, and an increase of $48.3 million from March 31, 2014. Total deposits were $1.5 billion at March 31, 2015, an increase of $73.2 million from December 31, 2014, and an increase of $33.9 million from March 31, 2014. Cash and cash equivalents totaled $71.5 million at the end of the first quarter of 2015.

Net interest income for the first quarter of 2015 totaled $13.1 million, a 4.1 percent increase from $12.6 million for the same period in 2014. Noninterest income for the first quarter totaled $4.7 million, an increase from $4.1 million for the same period a year ago, primarily due to significantly higher mortgage origination volume and increased service charges and fees on deposits. Noninterest expense was $11.1 million in the first quarter of 2015, a 9.4 percent increase from a year ago resulting from increased commission expense and higher salary and benefit expense.

The net interest margin was 3.22 percent for the quarter-ended March 31, 2015, compared to 3.20 percent at December 31, 2014, and 3.16 percent for the same period a year ago. Annualized return on average assets (ROA) was 0.97 percent for the first quarter of 2015, an increase from 0.91 percent for the same period a year ago, and annualized return on average shareholder’s equity (ROE) was 10.82 percent, a decrease from 11.36 percent from the first quarter of 2014, due to increased capital levels.

Nonperforming assets at March 31, 2015, were 1.11 percent of total assets, compared to 1.26 percent at December 31, 2014, and 1.38 percent at March 31, 2014. Net charge-offs for the first quarter of 2015 totaled 0.28 percent of average loans on an annualized basis, compared to 0.74 percent annualized in the fourth quarter of 2014 and 0.52 percent annualized in the first quarter of 2014. The company held $1.0 million in OREO at March 31, 2015, compared to $1.1 million at December 31, 2014, and $1.3 million at March 31, 2014.

The company’s loan-loss provision expense was $547 thousand in the first quarter of 2015, virtually the same as the previous quarter, and a 48.3 percent decrease from $1.1 million in the first quarter a year ago. The allowance for loan losses at March 31, 2015, was $25.4 million, or 2.57 percent of loans outstanding, compared to $25.5 million, or 2.59 percent of loans outstanding, at December 31, 2014, and $26.3 million, or 2.80 percent of loans outstanding, at March 31, 2014.

“We are challenged by this continuing low interest rate environment, but we are encouraged by the increases in mortgage origination volume along with core loan and deposit growth,” said Thigpen. “Our balance sheet is as strong as ever and we stand ready to handle increased loan growth as the market continues to improve.”

On April 22, 2014, the company’s Board of Directors declared a regular quarterly cash dividend of $0.15 per share of common stock payable on May 22, 2015, to shareholders of record as of May 8, 2015. Based on the share price of $28.20 at the close of business on Thursday, April 23, 2015, this dividend represents an annualized yield to shareholders of 2.13 percent.

About Southeastern Bank Financial Corp.

Southeastern Bank Financial Corp. is the $1.8 billion-asset bank holding company of Georgia Bank & Trust Company of Augusta (GB&T). GB&T is the largest locally owned and operated community bank in the Augusta metro market, with nine full-service Augusta-area offices, three full-service offices in Aiken County, S.C., operating as Southern Bank & Trust and one limited service Loan Production Office in Athens, Ga. The company also has mortgage operations in Augusta and Savannah. The banks focus primarily on real estate, commercial and consumer loans to individuals, small to medium-sized businesses and professionals, and also provide wealth management and trust services. The company’s common stock is publicly traded under the symbol SBFC on OTCQB. Investors can find Real-Time quotes and market information for the Company on www.otcmarkets.com or by visiting the Company’s Web site, www.georgiabankandtrust.com.

Safe Harbor Statement - Forward-Looking Statements

Statements made in this release by Southeastern Bank Financial Corporation (the Company) other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based upon management’s belief as well as assumptions made by, and information currently available to, management pursuant to “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including: unanticipated changes in the Company’s local economy and in the national economy; governmental monetary and fiscal policies; deposit levels, loan demand, loan collateral values and securities portfolio values; difficulties in interest rate risk management; difficulties in operating in a variety of geographic areas; the effects of competition in the banking business; changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions; failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans; and other factors. The Company cautions that such factors are not exclusive. The Company does not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.

SOUTHEASTERN BANK FINANCIAL CORPORATION

Consolidated Balance Sheets
(Dollars in thousands, except share data)

	March 31,
	2015	December 31,
Assets	(Unaudited)	2014

Cash and due from banks	$51,873	$33,286
Interest-bearing deposits in other banks	19,576	2,709
Cash and cash equivalents	71,449	35,995

Available-for-sale securities	675,321	644,465
Loans held for sale, at fair value	18,271	18,365

Loans	970,307	966,356
Less allowance for loan losses	25,391	25,506
Loans, net	944,916	940,850

Premises and equipment, net	28,020	27,842
Accrued interest receivable	6,311	5,898
Bank-owned life insurance	37,186	36,908
Restricted equity securities	4,276	4,398
Other real estate owned	955	1,107
Deferred tax asset	14,090	15,263
Other assets	2,549	1,690
	$1,803,344	$1,732,781

Liabilities and Stockholders’ Equity

Deposits
Noninterest-bearing	$215,567	$196,624
Interest-bearing:
NOW accounts	396,569	354,038
Savings	528,849	521,570
Money management accounts	16,528	15,824
Time deposits	379,506	375,808
	1,537,019	1,463,864

Securities sold under repurchase agreements	715	10,678
Advances from Federal Home Loan Bank	64,000	64,000
Accrued interest payable and other liabilities	19,033	18,953
Due to broker	1,586	—
Subordinated debentures	20,000	20,000
Total liabilities	1,642,353	1,577,495

Stockholders’ equity:
Preferred stock, no par value; 10,000,000 shares authorized; 0 shares outstanding in 2015 and 2014, respectively	—	—
Common stock, $3.00 par value; 10,000,000 shares authorized; 6,744,891 and 6,744,891 shares issued in 2015 and 2014, respectively; 6,744,245 and 6,744,160 shares outstanding in 2015 and 2014, respectively	20,235	20,235
Additional paid-in capital	63,259	63,096
Retained earnings	75,097	71,902
Treasury stock, at cost; 646 and 731 shares in 2015 and 2014, respectively	(17)	(18)
Accumulated other comprehensive income, net	2,417	71
Total stockholders’ equity	160,991	155,286
	$1,803,344	$1,732,781

SOUTHEASTERN BANK FINANCIAL CORPORATION

Consolidated Statements of Comprehensive Income
(Dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2015	2014
Interest income:
Loans, including fees	$11,525	$11,280
Investment securities	3,647	3,534
Interest-bearing deposits in other banks	17	15
Total interest income	15,189	14,829
Interest expense:
Deposits	1,460	1,588
Securities sold under repurchase agreements	3	1
Other borrowings	638	668
Total interest expense	2,101	2,257

Net interest income	13,088	12,572
Provision for loan losses	547	1,057
Net interest income after provision for loan losses	12,541	11,515

Noninterest income:
Service charges and fees on deposits	1,744	1,629
Gain on sales of loans	1,554	819
Gain (loss) on sale of fixed assets, net	1	(1)
Investment securities gains, net (includes $57 and $251 accumulated other comprehensive income reclassifications for unrealized gains (losses) on available-for-sale securities)	57	251
Retail investment income	526	574
Trust service fees	336	323
Earnings from cash surrender value of bank-owned life insurance	278	278
Miscellaneous income	223	218
Total noninterest income	4,719	4,091
Noninterest expense:
Salaries and other personnel expense	6,587	5,766
Occupancy expenses	1,018	944
Other real estate gains, net	(66)	(35)
Other operating expenses	3,526	3,438
Total noninterest expense	11,065	10,113

Income before income taxes	6,195	5,493
Income tax expense	1,989	1,687
Net income	$4,206	$3,806

Other comprehensive income:
Unrealized loss on derivatives	$(366)	$(355)
Unrealized gain on securities available-for-sale	4,263	8,487
Reclassification adjustment for realized gain on securities, net of OTTI	(57)	(251)
Tax effect	(1,494)	(3,066)
Total other comprehensive income	2,346	4,815
Comprehensive income	$6,552	$8,621

Basic net income per share	$0.63	$0.57

Diluted net income per share	$0.63	$0.57

Weighted average common shares outstanding	6,695,011	6,680,634

Weighted average number of common and common equivalent shares outstanding	6,707,037	6,680,717